PROMISSORY NOTE

Principal Sum: $300,000 US	August 16, 2007
Vancouver, BC
To:	Robert Sim

400 – 1150 Rose St

Regina, SK S4R 1Z6

FOR VALUE RECEIVED, the undersigned promises to pay within 30 days of DEMAND to the order of ROBERT SIM at the address set forth above, the principal sum of $300,000 in lawful currency of the United States, without interest.

The undersigned may at any time and from time to time prepay in whole or in part the said principal sum without notice or bonus or penalty.

The promissory note is not a negotiable instrument and is not assignable.

The undersigned hereby waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonour, bringing of suit and diligence in taking any action.

Dated at Vancouver, British Columbia, the 16th day of August, 2007.

LUTCAM, INC.

Per:     /s/ Drew Bonnell

Drew Bonnell, President

CW1371838.1